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Exhibit 3.2

                   PLAN AND AGREEMENT OF MERGER-REORGANIZATION

                              E & M MANAGEMENT INC.
                             Into and under the name
                           OMNINET INTERNATIONAL LTD.

     OMNINET INTERNATIONAL LTD. (hereinafter sometimes called "OIL") and E & M MANAGEMENT INC. (hereinafter sometimes called "E&M") agree as follows:

                                    ARTICLE 1

                             PLAN OF REORGANIZATION

     Section 1.01. Plan Adopted. A plan of merger-reorganization of E&M and OIL is adopted as follows:

     (a) E&M shall be merged with and into OIL to exist and be governed by the laws of Bermuda.

     (b) The name of the surviving corporation shall be "OMNINET INTERNATIONAL LTD."

     (c) The separate existence of the constituent corporations shall cease and the surviving corporation shall succeed, without other transfer, to all the rights and property of each of the constituent corporations, and shall be subject to all the debts and liabilities of each, in the same manner as if the surviving corporation has itself incurred them. All rights of creditors and all liens upon the property of each constituent corporation shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the merger.

     (d) The surviving corporation will carry on business with the assets of E&M as well as with the assets of OIL.

     (e) The shareholders of E&M will surrender all of their shares in the manner hereinafter set forth.

     (f) In exchange for the shares of OIL surrendered by its shareholders, the surviving corporation will issue and transfer to such shareholders on the basis hereinafter set forth, shares of its common stock.



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     (g)  The shareholders of E&M, in the aggregate, will acquire stock of the surviving corporation equal to not to exceed five percent (5%) of all of the outstanding stock of the surviving corporation.

     (h) The shareholders of OIL will retain their shares as shares of the surviving corporation.

     (i) The Board of Directors of E&M, pending the effective date of the merger, as described in Section 1.02 below, if it deems it in the best interest of its shareholders, may change the name of the corporation to OMNINET, or a similar name that may be available under the laws of the State of Nevada (together with adopting a new symbol for its trading on the OTC Bulletin Board System) and may effectuate a reverse split on the basis of not to exceed one (1) share for each 35.233946 shares of common stock of E&M currently outstanding.

     Section 1.02. Effective Date. The effective date of the merger shall be the date on which this Agreement of merger with required officers' certificates attached is filed with the Nevada Secretary of State and the government of Bermuda, subject to OIL's compliance with any and all conditions precedent imposed under Bermuda law.

                                    ARTICLE 2

                      RECITALS OF CONSTITUENT CORPORATIONS

     Section 2.01. Disappearing Corporation. E&M is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, is qualified to transact business as a foreign corporation and is not required to be qualified as a foreign corporation to transact business in any other jurisdiction.

     Section 2.02. Survivor. OIL is a corporation duly organized, validly existing, and in good standing under the laws of Bermuda and is in good standing in all jurisdictions in which its principal properties are located.

                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF E&M

     E&M and its majority Shareholders, and each of them, represent and warrant to OIL as follows:

     Section 3.01. Capitalization. The authorized capital stock of E&M consists of one class of shares of stock, the total number of shares which E&M is authorized to issue is 25,000,000 shares, of which 1,860,000 shares are presently issued and outstanding.

     Section 3.02. Authority. E&M and Shareholders have the full power and authority to enter into this Plan and to carry out its obligations hereunder. Other than



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approval by the Board of Directors and/or is shareholders, no proceedings on the part of its shareholders are necessary to authorize this Plan or the transactions completed hereby. This Plan constitutes the legal, valid and binding obligation of E&M and its shareholders enforceable in accordance with its terms.

     Section 3.03. Financial Statements. E&M has furnished to OIL audited financial statements as of July 31, 1998. All of said financial statements, (i) are in accordance with E&M's books and records, (ii) present fairly and financial position of E&M as of such dates, and its results of operations and changes in financial position for the respective periods indicated, (iii) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, and (iv) consistent with prior business practice, contain adequate reserves for all known or contingent liabilities, losses and refunds with respect to services or products already rendered or sold.

     Section 3.04. All Patent/License Rights. E&M does not own or possess any licenses, patents, trademarks, service marks, service names and trade names presently used.

     Section 3.05. Contracts/Other Rights. Prior to the closing, E&M will furnish E&M with a true and complete list and description of all material contracts and licenses, if any, relating to its products and services. Each of the agreements, contract, commitments, leases, plans and other instruments, documents and undertakings to be supplied is valid and enforceable in accordance with its terms. E&M is not in default of the performance, observance or fulfillment of any material obligations, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder; furthermore, except as may be disclosed in writing at the time of delivery, no such agreement, contract, commitment, lease, plan or other instrument, document or undertaking, in the reasonable opinion of E&M, contains any contractual requirement with which there is a likelihood E&M will be unable to comply.

     Section 3.06. Competition. E&M, nor any officer or director or Shareholder of E&M has any material direct or indirect financial or economic interest in any related industry entity or in any competition or customer of E&M.

     Section 3.07. Effect of Agreement. The execution and delivery by E&M and Shareholder of this Plan and the consummation of the transactions herein contemplated, (i) will not conflict with, or result in a breach of the terms of, or constitute a default under or violation of, any law or regulation of any governmental authority, or the Articles of Incorporation or By-Laws of E&M, or any material agreement or instrument to which E&M or Shareholders are a party or by which it is bound or is subject; (ii) nor will it give to rise to any interests or rights, including rights of termination, acceleration or cancellation, in or with respect to any of the properties, assets, agreements, leases, or business or E&M.



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     Section 3.08. Personal Property. All of the property, assets and equipment owned by or used by E&M is in good repair, well maintained, and in good and satisfactory operating condition consistent with their age, free from any known defects, except such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations and such property, assets, and equipment which is owned by E&M is valued on the Balance Sheet at original purchase price less reasonable depreciation consistently applied in accordance with generally accepted accounting principles.

     Section 3.09. Leases. E&M has no leases of real property or equipment.

     Section 3.10. Minutes Book. The records of meetings and other corporate actions of Shareholder and the Board of Directors (including any committees of the Board) of Shareholder and E&M which are contained in the Minute books of Shareholder and E&M contain complete and accurate records of the matters reflected in such minutes.

     Section 3.11. Litigation; Claims. E&M is not a party to, and there are not any claims, actions, suits, investigations or proceedings pending or threatened against E&M or its business, at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, which if determined adversely would have a material effect on the business or financial condition of E&M or the ability of E&M to carry on its business. The consummation of the transactions herein contemplated will not conflict with or result in the breach or violation of any judgement, order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     Section 3.12. Taxes and Reports. Prior to the Closing Date, E&M (i) will have filed all tax returns required to be filed by any jurisdiction, domestic or foreign, to which it is or has been subject, (ii) has either paid in full all taxes due and taxes claimed to be due by each jurisdiction, and any interest and penalties with respect thereto, and (iii) has adequately reflected as liabilities on its books, all taxes that have accrued for any period to and including the Closing Date.

     Section 3.13. Compliance with Laws and Regulations. To the best of their knowledge, E&M and Shareholder have complied with, and are not in violation of any federal, state, local or foreign statute, law, rule or regulation with respect to the conduct of E&M's businesses, which violation might have a material adverse effect on the business, financial condition or earnings of E&M.

     Section 3.14. Finders. E&M and Shareholders, and each of them, are not obligated, absolutely or contingently, to any person for financial advice, a finder's fee, brokerage commission, or other similar payment in connection with the transactions contemplated by this Agreement.

     Section 3.15. Nature of Representations. E&M and Shareholders have taken reasonable care to ensure that all disclosures and facts are true and accurate and that there



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are no other material facts, the omission of which would make misleading any statement herein. Further, no representation, warranty or agreement made by E&M and Shareholder in this Agreement or any of the Schedules or any other Exhibits hereto and no statement made in the Schedules or any such Exhibit, list, certificate or schedule or other instrument or disclosure furnished by them in connection with the transactions herein contemplated contains, or will contain, any untrue statement of a material fact necessary to make any statement, representation, warranty or agreement not misleading.

                                    ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OR OIL

     Oil represents and warrants to E&M as follows:

     Section 4.01. Capitalization. The authorized capital stock of OIL consists of one class of shares of stock, the total number of shares which OIL is authorized to issue is 25,000,000 shares of which 1,033,026 shares are presently issued and outstanding.

     Section 4.02. Authority. OIL has the full power and authority to enter into this Plan and to carry out its obligations hereunder. Other than approval by the Board of Directors and/or shareholders, and/or the approval of the Minister of Finance of the Government of Bermuda, no proceedings on the part of its shareholders are necessary to authorize this Plan or the transactions completed hereby. This Plan constitutes the legal, valid and binding obligation of OIL and its shareholders enforceable in accordance with its terms.

     Section 4.03. Financial Statements. OIL has furnished to E&M pro forma financial statements as of July 31, 1998. All of said financial statements, (i) are in accordance with OIL's books and records, (ii) present fairly and financial position of OIL as of such dates, and its results of operations and changes in financial position for the respective periods indicated, (iii) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, and (iv) consistent with prior business practice, contain adequate reserves for all known or contingent liabilities, losses and refunds with respect to services or products already rendered or sold.

     Section 4.04. All Patent/License Rights. To the best of its knowledge, OIL owns or possesses the requisite licenses or other rights to use all licenses, patents, trademarks, service marks, service names and trade names presently used. There is no claim or action by any person, or proceeding pending, or threatened which challenges the exclusive rights of OIL with respect to said rights used, or contemplated to be used, in OIL's business. Nothing herein contained have or shall be deemed to constitute a representation or warranty that such licenses, patents, trademarks, or trade names may not be utilized or challenged in the future, and that they will be upheld if challenged.

     Section 4.05. Contracts/Other Rights. Prior to the closing, OIL will furnish E&M with a true and complete list and description of all material contracts and licenses relating


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to its products and services. Each of the agreements, contract, commitments, leases, plans and other instruments, documents and undertakings to be supplied is valid and enforceable in accordance with the terms. OIL is not in default of the performance, observance or fulfillment of any material obligations, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder; furthermore, except as may be disclosed in writing at the time of delivery, no such agreement, contract, commitment, lease, plan or other instrument, document or undertaking, in the reasonable opinion of OIL, contains any contractual requirement with which there is a likelihood OIL will be unable to comply.

     Section 4.06. Competition. Except as set forth in the contracts described in 4.05 above, neither OIL, nor any officer or director or Shareholder of OIL has any material direct or indirect financial or economic interest in any related industry entity or in any competition or customer of OIL.

     Section 4.07. Effect of Agreement. The execution and delivery by OIL and Shareholder of this Plan and the consummation of the transactions herein contemplated, (i) will not conflict with, or result in a breach of the terms of, or constitute a default under or violation of, any law or regulation of any governmental authority, or the Articles of Incorporation or By-Laws of OIL, or any material agreement or instrument to which OIL is a party or by which it is bound or is subject; (ii) nor will it give to rise to any interests or rights, including rights of termination, acceleration or cancellation, in or with respect to any of the properties, assets, agreements, leases, or business of OIL.

     Section 4.08. Personal Property. All of the property, assets and equipment owned by or used by OIL is in good repair, well maintained, and in good and satisfactory operating condition consistent with their age, free from any known defects, except such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations and such property, assets, and equipment which is owned by OIL is valued on the Balance Sheet at original purchase price less reasonable depreciation consistently applied in accordance with generally accepted accounting principles.

     Section 4.09. Leases. Prior to the closing, OIL will furnish E&M with true and complete list and description of all leases of real property and equipment by and between OIL and the lessees. Each of said leases are valid and enforceable in accordance with its terms.

     Section 4.10. Minutes Book. The records of meetings and other corporate actions of Shareholder and the Board of Directors (including any committees of the Board) of Shareholder and OIL which are contained in the Minute books of Shareholder and OIL contain complete and accurate records of the matters reflected in such minutes.

     Section 4.11. Litigation; Claims. OIL is not a party, and there are not any claims, actions, suits, investigations or proceedings ending or threatened against OIL or its



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business, at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, which if determined adversely would have a material effect on the business or financial condition of OIL or the ability of OIL to carry on its business. The consummation of the transactions herein contemplated will not conflict with or result in the breach or violation of any judgment, order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     Section 4.12. Taxes and Reports. Prior to the Closing Date, OIL (i) will have fixed all tax returns required to be filed by any jurisdiction, domestic or foreign, to which it is or has been subject, (ii) has either paid in full all taxes due and taxes claimed to be due by each jurisdiction, and any interest and penalties with respect thereto, and (iii) has adequately reflected as liabilities on its books, all taxes that have accrued for any period to and including the Closing Date.

     Section 4.13. Compliance with Laws and Regulations. To the best of their knowledge, OIL and Shareholder have complied with, and are not in violation of any federal, state, local or foreign statute, law, rule or regulation with respect to the conduct of OIL's businesses, which violation might have a material adverse effect on the business, financial condition or earnings of OIL.

     Section 4.14. Finders. OIL is not obligated, absolutely or contingently, to any person for financial advice, a finder's fee, brokerage commission, or other similar payment in connection with the transactions contemplated by this Agreement.

     Section 4.15. Nature of Representations. OIL has taken reasonable care to ensure that disclosures and facts are true and accurate and that there are no other material facts, the omission of which would make misleading any statement herein. Further, no representation, warranty or agreement made by OIL and Shareholder in this Agreement or any of the Schedules or any other Exhibits hereto and no statement made in the Schedules or any such Exhibit, list, certificate or schedule or other instrument or disclosure furnished by them in connection with the transactions herein contemplated contains, or will contain, any untrue statement of a material fact necessary to make any statement, representation, warranty or agreement not misleading.

                                    ARTICLE 5

              TERMS AND CONDITIONS AND MODE OF CARRYING INTO EFFECT

     Section 5.01. Capital Structure. The surviving corporation shall have one class of shares, namely, 25,000,000 shares of common stock with a par value of $.001 each. The Memorandum of Association and By-Laws of OIL, and each of them, shall be the governing documents for the surviving corporation.

     Section 5.02. Interim Conduct of Business; Limitations.



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     (a)  Except as limited herein, pending consummation of the merger, each of the constituent corporations will carry on its business in substantially the same manner as heretofore and will use its best efforts to maintain its business organization intact, to retain its present employees, and to maintain its relationships with suppliers and other having business relationships with it.

     (b) Except with the prior consent in writing of OIL, pending consummation of the merger, E&M shall not:

                (i) Declare or pay any dividend or make any other distribution on its shares.

          (ii)  Create or issue any indebtedness for borrowed money.

          (iii) Enter into any transaction other than those involved in carrying on its business in the usual manner.

     Section 5.03. Submission to Shareholders and Filings.

     (a) This Agreement shall be submitted separately to the shareholders of the constituent corporations in any manner provided by the laws of the State of Nevada and the laws of Bermuda for approval.

     (b) Upon approval of this Agreement by the shareholders of the respective constituent corporations, provided (i) all required governmental approvals, permissions, authorizations shall have been obtained; (ii) no governmental action affecting the merger shall have been taken or shall be threatened, and
(iii) all conditions precedent to such filing shall have been satisfied, OIL shall promptly file this Agreement in the office of the Secretary of State of Nevada and as required under the laws of Bermuda.

     Section 5.04. Expenses.

     (a) If the merger is consummated, the surviving corporation shall pay all costs and expenses of the merger.

     (b) If the merger is not consummated, each party thereto shall pay its own costs and expenses incident to the proposed merger.

     Section 5.05. Further Assignments and Assurances. If at any time the surviving corporation shall consider or be advised that any further assignments or assurances in law are necessary to vest or to perfect or to confirm of record in the surviving corporation the title to any property or rights of E&M, or otherwise carry out the provisions hereof, the proper officers and directors of E&M, as of the effective date of the merger, shall execute and deliver all proper deeds, assignments, confirmations, and assurances in law, and do



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all acts proper to vest, perfect, and confirm title to such property or rights in the surviving corporation, and otherwise carry out the provisions hereof.

                                    ARTICLE 6

                      MANNER AND BASIS OF CONVERTING SHARES

     Section 6.01. Manner. The holders of shares of E&M shall surrender their shares to the Secretary of the surviving corporation promptly after this Agreement shall become effective, in exchange for shares of the surviving corporation to which they are entitled.

     Section 6.02. Basis. The shareholders of E&M shall be entitled to receive not to exceed 52,790 shares of common stock of the surviving corporation, each of $.001 par value, being five (5%) percent of the total outstanding of the surviving corporation, to be distributed on the basis of one (1) share, each of $.001 par value, for each 35.233946 shares of common stock of E&M, each of $.001 par value, now held by them. Subject to Section 1.01(i) and notwithstanding anything contained herein to the contrary, the number of shares to be distributed shall not exceed said five (5%) percent referred to herein.

     Section 6.03. Shares of Survivor. The presently outstanding 1,003,002 shares of common stock of OIL, each of $.001 par value, shall remain outstanding as common shares, each of $.001 par value, of the surviving corporation.

                                    ARTICLE 7

                             DIRECTORS AND OFFICERS

     Section 7.01. Directors and Officers of Survivor

     (a) The present Board of Directors of OIL shall continue to serve as the Board of Directors of the surviving corporation until the next annual meeting or until such time as their successors have been elected and qualified.

     (b) If a vacancy shall exist on the Board of Directors of the surviving corporation on the effective date of the merger, such vacancy may be filled by the Board of Directors as provided in the By-laws of the surviving corporation.

     (c) All persons who at the effective date of the merger shall be executive or administrative officers of OIL, shall remain as officers of the surviving corporation until the Board of Directors of the surviving corporation shall otherwise determine. The Board of Directors of the surviving corporation may elect or appoint such additional officers as it may determine.



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                                    ARTICLE 8

                                   TERMINATION

     Section 8.01. Circumstances. This Agreement may be terminated and the merger herein provided or may be abandoned at any time prior to the effective date of the merger, whether before or after shareholder approval:

     (a) By mutual consent of the Board of Directors of the constituent corporations.

     (b) At the election of the Board of Directors of either constituent corporation if:

               (i) The number of shareholders of either constituent corporation, or of both, dissenting from the merger shall be so large as to make the merger, in the opinion of either Board of Directors, inadvisable or undesirable.

          (ii) Any material litigation or proceeding shall be instituted or threatened against either of the constituent corporations, or any of its assets, which, in the opinion of either Board of Directors, renders the merger inadvisable or undesirable.

          (iii) Any legislation shall be enacted which, in the opinion of either Board of Directors, renders the merger inadvisable or undesirable.

          (iv) Between the date of this Agreement and the effective date of the merger, there shall have been, in the opinion of either Board of Directors, any materially adverse change in the business or condition, financial or otherwise, of either constituent corporation.

          (v) The NASD Regulation, Inc. shall have disapproved the continued trading of the stock of the survivor corporation in the OTC Bulletin Board System.

     (b) At the election of the Board of Directors of OIL, if, without the prior consent in writing of OIL, E&M shall have:

               (i)  Created or issued any indebtedness for borrowed money.



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               (ii) Entered into any transaction other than those involved in carrying on its business in the usual manner.

     Section 8.02. Notice of the Liability on Termination. In the event an election is made to terminate this Agreement and abandon the merger provided for herein:

     (a) The President of any Vice-President of the constituent corporation whose Board of Directors has made such election shall give written notice thereof to the other constituent corporation.

     (b) Upon the giving of notice as provided in subsection (a), this Agreement shall terminate and the proposed merger be abandoned and, except for payment of its own costs and expenses incident to this Agreement, there shall be no liability on the part of either constituent corporation as a result of such termination and abandonment.

                                    ARTICLE 9

                         INTERPRETATION AND ENFORCEMENT

     Section 9.01. Notices. Any notice or other communication required or permitted hereunder shall be properly given when deposited in the United States mail for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, charged prepaid, addressed:

     (a) In the case of E&M, to Kelly Ryan, or to such other person or address as E&M may from time to time furnish to OIL.

     (b) In the case of OIL, to Eric F. Kohn, or to such other person or address as OIL may from time to time furnish to E&M.

     Section 9.02. Entire Agreement; Counterparts. The instrument and the exhibits hereto contain the entire Agreement between the parties with respect to the transaction contemplated hereby. It may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts together constitute only one and the same instrument.

     Section 9.03. Controlling Law. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of Bermuda which this Agreement is being executed.


     Executed on 8 September 1998, at Hamilton, Bermuda.

                                       E & M MANAGEMENT INC.

                                       By: /s/ Kelly J. Ryan
                                          --------------------------
                                          Kelly J. Ryan
                                          Secretary


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                                                  OMNINET INTERNATIONAL LTD.

                                                  By: /s/ (illegible signature)
                                                     --------------------------




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